Exhibit 99
Form 4 Joint Filer Information

Name:	YORKTOWN ENERGY PARTNERS V, L.P.

Address:	410 PARK AVENUE, 19TH FLOOR
NEW YORK, NY 10022-4407

Designated Filer:	YORKTOWN V COMPANY LLC

Issuer & Ticket Symbol:	CONCHO RESOURCES INC. [CXO]

Date of Event Requiring Statement:	06/03/2009

Signature:	YORKTOWN ENERGY PARTNERS V, L.P.
	By:	Yorktown V Company LLC,
its general partner

	By:	/s/ Bryan H. Lawrence
Member

Date:	06/04/2009